SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                       of Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                                HEICO CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                HEICO CORPORATION
                   (Name of Persons(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions apply:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                               HEICO CORPORATION
                               ----------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 18, 1997
                               ----------------

     The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation ("HEICO"), will be held on March 18, 1997, at 10:00 A.M. local time, at The Wyndham Hotel - Fort Lauderdale Airport, 1825 Griffin Road, Dania, Florida, for the following purposes:

   1. To elect a Board of Directors for the ensuing year;

   2. To consider and act upon a proposal to approve an amendment to the 1993 Stock Option Plan to increase the number of shares issuable pursuant to the Plan and limit the number of stock options which may be granted to any individual employee in any given year; and

   3. Transacting such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of HEICO Common Stock at the close of business on January 20, 1997 will be entitled to vote at the Meeting.

     YOU ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO SIGN AND DATE THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY. YOU MAY REVOKE YOUR PROXY EITHER BY WRITTEN NOTICE TO HEICO OR IN PERSON AT THE MEETING (WITHOUT AFFECTING ANY VOTE PREVIOUSLY TAKEN).

                                              BY ORDER OF THE BOARD OF DIRECTORS
3000 Taft Street                                           LAURANS A. MENDELSON,
Hollywood, Florida                                        CHAIRMAN OF THE BOARD,
February 13, 1997                                                  PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

                               HEICO CORPORATION
                   3000 TAFT STREET, HOLLYWOOD, FLORIDA 33021
                               ----------------
                                PROXY STATEMENT
                               ----------------

     This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or the "Company") in connection with the solicitation of proxies by HEICO's Board of Directors for use at the annual meeting of shareholders of HEICO to be held at The Wyndham Hotel-Fort Lauderdale Airport, 1825 Griffin Road, Dania, Florida 33004 on Tuesday, March 18, 1997 at 10:00 A.M., local time. This Proxy Statement is first being mailed to shareholders on or about February 17, 1997.

     At the annual meeting, the shareholders will be asked to elect a Board of Directors, to approve an amendment to the 1993 Stock Option Plan and to vote on any other business which properly comes before the meeting.

     THE BOARD OF DIRECTORS OF HEICO URGES YOU PROMPTLY TO DATE, SIGN AND MAIL YOUR PROXY, IN THE FORM ENCLOSED WITH THIS PROXY STATEMENT, TO MAKE CERTAIN THAT YOUR SHARES ARE VOTED AT THE MEETING. PROXIES IN THE ENCLOSED OR OTHER ACCEPTABLE FORM THAT ARE RECEIVED IN TIME FOR THE MEETING WILL BE VOTED. HOWEVER, YOU MAY REVOKE YOUR PROXY AT ANY TIME BY A REVOCATION IN WRITING OR A LATER DATED PROXY THAT IS RECEIVED BY HEICO, AND IF YOU ATTEND THE MEETING YOU MAY VOTE YOUR SHARES IN PERSON.

     If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

     HEICO will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and directors, officers and regular employees of HEICO may solicit proxies personally or by telephone, telegram or special letter. HEICO will also employ Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, to assist in soliciting proxies for a fee of $3,200 plus related out-of-pocket expenses.

     Only holders of record of HEICO Common Stock at the close of business on January 20, 1997 will be entitled to vote at the meeting. On that date there were 5,318,430 shares of HEICO Common Stock outstanding, each entitled to one vote.

           VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of January 20, 1997, by the only persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, as well as by all directors of the Company, those executive officers of the Company who are listed in the Summary Compensation Table and all directors and officers of the Company as a group. The Company is unaware of any other persons who beneficially own more than 5% of the Company's outstanding Common Stock as of January 20, 1997. All Share information has been adjusted for the 10% stock dividend paid January 17, 1997.

            NAME AND ADDRESS                   NO. OF SHARES AND NATURE
           OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(1)    PERCENTAGE OF CLASS
------------------------------------------    ------------------------      -------------------
(a) Certain beneficial owners:

Mendelson Reporting Group                           1,305,685(2)                   21.35%
825 Brickell Bay Drive, 16th Floor
Miami, Florida 33131

HEICO Savings and Investment Plan                     882,677(3)                   16.60%
c/o NationsBank Trust
P. O. Box 1469
Tampa, Florida 33601

Dr. Herbert A. Wertheim                               757,451(4)                   14.24%
191 Leucadendra Drive
Coral Gables, Florida 33156

Dimensional Fund Advisors Inc.                        383,775(5)                    7.22%
1299 Ocean Avenue, Suite 650
Santa Monica, California 90401

Rene Plessner Reporting Group                         307,976(6)                    5.79%
375 Park Avenue
New York, New York 10152

(b) Directors:

Jacob T. Carwile                                       89,875(7)                    1.66%
Samuel L. Higginbottom                                  2,366                          *
Paul F. Manieri                                        90,203(8)                    1.67%
Eric A. Mendelson                                     263,553(9)                    4.81%
Laurans A. Mendelson                                  979,280(10)                  16.89%
Victor H. Mendelson                                   260,572(11)                   4.76%
Albert Morrison, Jr.                                   11,249(12)                      *
Dr. Alan Schriesheim                                   81,966(13)                   1.52%
Guy C. Shafer                                           7,517                          *

(c) Executive officers listed in Summary
    Compensation Table who are not directors:

Thomas S. Irwin                                       201,492(14)                   3.71%
James L. Reum                                          72,937(15)                   1.36%

(d) All directors and officers
    as a group (11 persons)                         1,862,362(16)                  28.50%

All directors, officers, the HEICO
Savings and Investment Plan and the
Mendelson Reporting Group as a group                2,745,039(17)                  42.01%

----------------
FOOTNOTES ON NEXT PAGE

----------------
*       Represents ownership of less than 1%.

(1) This column sets forth shares of HEICO Common Stock which are deemed to be "beneficially owned" by the persons named in the table in accordance with Securities and Exchange Commission ("SEC") regulations. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as otherwise described in the following footnotes. Ownership percentages are based on 5,318,430 shares of Common Stock outstanding as of January 20, 1997 and shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group.

(2) The Mendelson Reporting Group is a reporting group for purposes of SEC Rule 13d-1 consisting of Laurans A. Mendelson; Eric A. Mendelson; Victor
        H. Mendelson; Mendelson International Corporation ("MIC"), a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; and the Victor H. Mendelson Revocable Investment Trust, whose Grantor, Trustee and sole presently vested beneficiary is Victor H. Mendelson. Includes 796,458 shares covered by currently exercisable stock options. See Notes (9), (10) and (11) below.

(3) As of September 30, 1996, the shares held by the HEICO Savings and Investment Plan include 238,328 shares allocated to participant's individual accounts and 644,349 unallocated shares. Under the terms of the Plan, all shares allocated to the accounts of participating employees will be voted or not as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted in the same proportion as the shares for which instructions are received.

(4) Based on information in a March 7, 1995 Form 4 filed by Dr. Wertheim with the SEC.

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 383,775 shares of HEICO Common Stock as of December 31, 1995, based on information in a
        Schedule 13G dated February 7, 1996, all of which shares are held in portfolios of advisory clients of Dimensional, DFA Investment Dimensions Group Inc., or DFA Investment Trust Company, registered open-end investment companies.

(6) Based on information in a Schedule 13D dated January 9, 1997 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Includes 123,080 shares held by Mr. Plessner and 184,896 shares held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company.

(7)     Includes 82,358 shares covered by currently exercisable stock options.

(8)     Includes 82,358 shares covered by currently exercisable stock options.

(9) Includes 98,860 shares held by MIC, 158,194 shares covered by currently exercisable stock options and 5,571 shares held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson's account. See Note
        (2) above.

(10) Laurans A. Mendelson disclaims beneficial ownership with respect to 98,860 of these shares, which are held in the name of MIC. The remaining 880,420 shares are held solely by Mr. Mendelson or LAM Limited Partners and include 480,069 shares covered by currently exercisable stock options and 9,169 shares held by the HEICO Savings and Investment Plan and allocated to Mr. Mendelson's account. See Notes (2), (9) and (11).

(11) Includes 98,860 shares held by MIC, 104,322 shares held by the Victor H. Mendelson Revocable Investment Trust, 158,195 shares covered by currently exercisable stock options and 3,187 shares held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account. See Note (2) above.

(12) Albert Morrison Jr.'s voting and dispositive power with respect to 10,321 of these shares is held indirectly through Sheridan Ventures, Inc., a corporation of which Mr. Morrison is the President, but not a shareholder.

(13)    Includes 74,121 shares covered by currently exercisable stock options.

(14) Includes 118,280 shares covered by currently exercisable stock options and 14,125 shares held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.

(15) Includes 62,149 shares covered by currently exercisable stock options, 3,293 shares held for the benefit of Mr. Reum by a non-qualified deferred compensation plan offered by the Company to selected executive officers and 1,670 shares held by the HEICO Savings and Investment Plan and allocated to James L. Reum's account.

(16) Includes 1,215,724 shares covered by currently exercisable stock options. The total for all directors and officers as a group (11 persons) also includes 33,722 shares held by the HEICO Savings and Investment Plan and allocated to accounts of officers pursuant to the Plan. See Note (3) above.

(17) Includes all shares and options held by all directors and officers (11 persons), the HEICO Savings and Investment Plan and all members of the Mendelson Reporting Group.

                          PROPOSAL TO ELECT DIRECTORS

     Each of the nine individuals named in the table below has been nominated by management for election to the Board of Directors at the annual meeting to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are currently serving as directors.

                                                                                               DIRECTOR
NAME                        AGE      CORPORATE OFFICE OR POSITION                              SINCE
-----------------------    -----    ------------------------------------------------------    ---------
Jacob T. Carwile            74       Director(1)(3)                                             1975
Samuel L. Higginbottom      75       Director(1)(2)(5)                                          1989
Paul F. Manieri             79       Director(1)(2)(4)                                          1985
Eric A. Mendelson           31       Vice President of the Company; President of HEICO          1992
                                     Aerospace Corporation and Director(6)
Laurans A. Mendelson        58       Chairman of the Board, President and Chief Executive       1989
                                     Officer, Director(2)(6)
Victor H. Mendelson         29       Vice President and General Counsel of the Company;         1996
                                     President of HEICO Aviation Products Corp. and
                                     Director(4)(6)
Albert Morrison, Jr.        60       Director(3)(5)                                             1989
Dr. Alan Schriesheim        66       Director(2)(4)                                             1984
Guy C. Shafer               78       Director(1)(5)                                             1989

----------------

(1) Member of Nominating and Executive Compensation Committee.
(2) Member of Executive Committee.
(3) Member of Finance/Audit Committee.
(4) Member of Environmental, Safety and Health Committee.
(5) Member of Stock Option Plan Committee.
(6) Laurans A. Mendelson is the father of Eric A. Mendelson and Victor H. Mendelson.

                        BUSINESS EXPERIENCE OF NOMINEES

     Mr. Carwile, USAF Lt. Col. retired, is a private investor and aerospace consultant. From 1970 to 1987 he was President of his own company which was primarily engaged in the sale of aircraft instruments and airframe components to the U.S. government.

     Mr. Higginbottom is a retired executive officer of Rolls Royce, Inc., (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom is a director of British Aerospace Holdings, Inc., an aircraft manufacturer, and was a director of AmeriFirst Bank from 1986 to 1991. He is also Vice Chairman of St. Thomas University of Miami, Florida.

     Mr. Manieri is a management consultant and retired executive of IBM Corporation, having held various positions there for 44 years, including Director of Manufacturing and Engineering for IBM World Trade Corporation and Director of Personnel and Director of Communications for IBM Corporation.

     Mr. Eric A. Mendelson has been President of HEICO Aerospace Corporation ("HEICO Aerospace"), a wholly-owned subsidiary of HEICO, since April 1993 and a Vice President of HEICO since 1992. He also served as President of HEICO's Jet Avion Corporation, a wholly-owned subsidiary of HEICO Aerospace from 1993 to March 1996 and served as Jet Avion's Executive Vice President and Chief Operating Officer from 1991 to 1993. From 1990 to 1991, Mr. Mendelson was Director of Planning and Operations of HEICO. Mr. Mendelson is a co-founder and, since 1987, has been Managing Director of Mendelson International Corporation, a private investment company which is a shareholder of HEICO (see "Voting Securities of Principal Shareholders and Management," above). Mr. Mendelson received his MBA from Columbia University Graduate School of Business and his AB degree from Columbia College.

     Mr. Laurans A. Mendelson has been Chairman of the Board and Chief Executive Officer of HEICO since 1990 and President since 1991. Mr. Mendelson has been Chairman of the Board of Directors of US Diagnostic, Inc. since February 1997. Mr. Mendelson has been Chairman of the Board of Ambassador Square, Inc. (a real estate development and management company) since 1980 and President of that company since 1988, as well as Chairman of the Board of Columbia Ventures, Inc. (a private investment company) since 1985 and that company's President since 1988. He is a member of the Board of Trustees of Columbia University and was a member of the Alumni Advisory Board to the Columbia University Board of Trustees from 1990 through 1995 and the Columbia College Board of Visitors from 1984 through 1990. Mr. Mendelson is also a member of the Board of Governors of the Aerospace Industries Association, the Board of Trustees of Mt. Sinai Medical Center, Miami Beach, Florida and Vice Chairman of the Board of Directors of the Hollywood Economic Growth Corporation, Hollywood, Florida. He is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Society of University Grand Founders of the University of Miami.

     Mr. Victor H. Mendelson has been President of HEICO Aviation Products Corp. ("HEICO Aviation"), a wholly-owned subsidiary of HEICO, since September
1996, a Vice President of HEICO since January 1996, and General Counsel of the Company since 1993. He served as Executive Vice President of MediTek Health Corporation from 1994 until its sale by HEICO, and its Chief Operating Officer from 1995 until its sale. He was HEICO's Associate General Counsel from 1992 until 1993. From 1990 until 1992, he worked on a consulting basis with HEICO developing and analyzing various strategic opportunities. Mr. Mendelson is a co-founder and, since 1987, has been President of Mendelson International Corporation (a private investment company which is a shareholder of HEICO) (see "Voting Securities of Principal Shareholders and Management," above). He is a Trustee of St. Thomas University of Miami, Florida. He received his JD degree from the University of Miami and his AB degree from Columbia College.

     Mr. Morrison has been President of Morrison, Brown, Argiz & Company, a certified public accounting firm located in Miami, Florida, since 1971. He has been the Vice Chairman of the Dade County Industrial Development Authority since 1983. He is the Treasurer of the Florida International University Board of Trustees and has served as a Trustee since 1980. Mr. Morrison is also a director of Logic Devices, Inc., a computer electronics company.

     Dr. Schriesheim is retired from Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he was Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a director of Rohm and Haas Company, a chemical company, and a member of the Board of the Children's Memorial Hospital of Chicago, Illinois.

     Mr. Shafer is retired from Coltec Industries, Inc., formerly Colt Industries, Inc., (a manufacturer of aviation and automotive equipment), where he served as Advisor to the Chief Executive Officer from 1987 to 1988, Executive Vice President from 1985 to 1986 and Group Vice President from 1969 to 1985. Mr. Shafer has been in the aviation and automotive manufacturing industry since 1946.

     Meetings of the Board of Directors are held periodically during the year. The Board held six meetings in fiscal 1996. The Board currently has five standing committees: the Executive Committee; the Nominating and Executive Compensation Committee; the Finance/Audit Committee; the Environmental, Safety and Health Committee and the Stock Option Plan Committee. The Executive

Committee has such powers as are delegated by the Board, which may be exercised while the Board is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Nominating and Executive Compensation Committee determines the Company's director and officer requirements and recommends to the full Board nominees for election. The Nominating and Executive Compensation Committee does not solicit nominations from shareholders. That Committee also reviews and approves compensation of the Company's officers, key employees and directors. The Finance/Audit Committee meets with the Company's Chief Financial Officer and its auditors to review the scope and results of their audits and consults with the auditors with respect to the Company's internal controls. In addition, the Finance/Audit Committee reviews financial matters which may arise from time to time. The Environmental, Safety and Health Committee meets with the Company's senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Stock Option Plan Committee administers the Company's stock option plans including authority to grant options, determines the persons to whom and the times at which options are granted, and determines the terms and provisions of each grant. During fiscal 1996, no separate meetings of the Executive Committee were held, the Nominating and Executive Compensation Committee met three times, the Finance/Audit Committee met twice, the Stock Option Plan Committee met once and the Environmental, Safety and Health Committee met four times.

     The persons named in the enclosed proxy card intend to vote such proxy for the election of the listed nominees, or, in the event of death, disqualification, refusal or inability of any nominee to serve, for the election of such other person as management may recommend in the place of such nominee to fill such vacancy. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL OF MANAGEMENT'S NOMINEES.

COMPENSATION OF DIRECTORS

     Directors receive director's fees of $1,000 for each regular Board meeting attended and an annual retainer of $18,000. Effective December 1995, Directors of the Company are required to purchase shares of HEICO Common Stock equivalent to 1/3 of their annual retainers ($6,000). Members of committees of the Board of Directors of the Company are paid a $2,000 annual retainer for each committee served and $500 for attendance at each committee meeting. In addition, committee chairmen are paid an annual retainer of $1,000 for each committee chaired. During fiscal 1996, an aggregate of $186,682 was paid to directors under the compensation arrangements described above (including $30,197 paid to Jacob Carwile, $31,197 paid to Samuel Higginbottom, $34,197 paid to Paul Manieri, $31,197 paid to Albert Morrison, $30,697 paid to Dr. Alan Schriesheim and $29,197 paid to Guy Shafer), excluding amounts paid to Laurans A. Mendelson, Eric A. Mendelson and Victor H. Mendelson, which are reported in the Summary Compensation Table. Per diem fees for other consulting services are paid to individual directors, as assigned by the Chairman of the Board, in the amount of $600 per day. During fiscal 1996, an aggregate of $116,100 was paid to directors for consulting services (including $33,000 paid to Jacob Carwile, $79,500 paid to Samuel Higginbottom, $1,200 paid to Paul Manieri and $2,400 paid to Dr. Alan Schriesheim).

     The Company's Directors' Retirement Plan, adopted in 1991 in order to facilitate Director retirements, covers the then current directors of the Company. Under the Directors' Retirement Plan, participants will, upon retirement from the Board, receive annually the average retainer such director was paid during his service as a member of the Board of Directors payable in quarterly installments. Such quarterly payments are not to be less than $3,000. Subject to the terms of the Plan, these quarterly payments will continue for the same period of time that the participant served on the Board, not to exceed ten years. During fiscal 1996, $12,000 was paid to a retired director pursuant to the Directors' Retirement Plan, while $82,328 was accrued during the year.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (determined as of the end of the last fiscal year) for the fiscal years ended October 31, 1994, 1995 and 1996:



                                               ANNUAL COMPENSATION(1)
                                       --------------------------------------
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)     OTHER($)
-----------------------------  ------  -----------  ----------  ---------
Laurans A. Mendelson             1996     325,885     200,000    326,967(3)
Chairman of the Board,           1995     312,000     200,000     18,000(4)
President and Chief              1994     312,000     100,000     20,000(4)
Executive Officer

Thomas S. Irwin                  1996     155,481      85,000    100,000(5)
Executive Vice President         1995     150,000      65,000          0
and Chief Financial Officer      1994     150,000      30,000          0

Eric A. Mendelson                1996     139,134     150,000     73,697(6)
Vice President;                  1995     125,000      95,000     16,000(4)
President of HEICO               1994     125,000      25,000     18,000(4)
Aerospace Corporation

Victor H. Mendelson              1996     137,404      50,000    157,500(7)
Vice President and General
Counsel; President of HEICO
Aviation Products Corp.

James L. Reum                    1996     130,481     100,000          0
Executive Vice President and     1995     110,000      65,000          0
Chief Operating Officer of       1994      63,462      20,000          0
HEICO Aerospace Corporation

                                                         LONG-TERM COMPENSATION
                                              ----------------------------------------
                                                  AWARDS                      PAYOUTS
                                              ---------------------------  ------------
                                                RESTRICTED
                                                  STOCK        OPTIONS/       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR         AWARD(S)($)    SARS(#)(2)   PAYMENTS($)   COMPENSATION($)
-----------------------------     ------       -------------  ------------  ------------  ------------
Laurans A. Mendelson                1996             0           40,838          0           29,500(8)
Chairman of the Board,              1995             0           65,885          0           27,870(8)
President and Chief                 1994             0           43,923          0           26,370(8)
Executive Officer

Thomas S. Irwin                     1996             0            9,075          0           10,630(9)
Executive Vice President            1995             0           21,962          0            9,000(9)
and Chief Financial Officer         1994             0           21,962          0            7,671(9)

Eric A. Mendelson                   1996             0           20,873          0            9,681(9)
Vice President;                     1995             0           27,453          0            7,505(9)
President of HEICO                  1994             0           21,962          0            6,400(9)
Aerospace Corporation

Victor H. Mendelson                 1996             0           42,836          0            9,549(9)
Vice President and General
Counsel; President of HEICO
Aviation Products Corp.

James L. Reum                       1996             0           12,705          0            8,303(9)
Executive Vice President and        1995             0            5,491          0            6,671(9)
Chief Operating Officer of          1994             0            5,491          0           74,936(10)
HEICO Aerospace Corporation

----------------

(1) Salary and bonus amounts include amounts deferred by executive officers pursuant to a non-qualified deferred compensation plan available to selected executive officers. Under such deferred compensation plan, selected employees may elect to defer a portion of their compensation. Amounts deferred are immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a Trustee, accrue to the benefit of the individual.

(2) The Company has not granted and does not currently grant Stock Appreciation Rights ("SARs"). The option share amounts presented have been adjusted for stock dividends.

(3) Represents a special $300,000 cash incentive payment awarded from the proceeds of the sale of MediTek Health Corporation and the payment of directors' fees totaling $26,697.

(4)     Represents payments of directors' fees.

(5) Represents a special cash incentive payment awarded from the proceeds of the sale of MediTek Health Corporation.

(6) Represents a special $50,000 cash incentive payment awarded from the proceeds of sale of MediTek Health Corporation and the payment of directors' fees totaling $23,697.

(7) Represents a special $150,000 cash incentive payment awarded from the proceeds of the sale of MediTek Health Corporation and the payment of directors' fees totaling $7,500.

(8) Includes annual life insurance premiums paid by the Company of $18,750 in fiscal years 1996, 1995 and 1994. Amount also includes Company contributions to his HEICO Savings and Investment Plan account of $10,750 in fiscal year 1996, $9,120 in fiscal year 1995 and $7,620 in fiscal year 1994. Prior to receiving a portion of the Company contributions under such Plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(9) Represents Company contributions to the HEICO Savings and Investment Plan account of the named executive. Prior to receiving a portion of the Company contributions under such Plan, each named executive contributed, in cash, twice the amount that he received in HEICO stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(10) Includes Company contributions to the HEICO Savings and Investment Plan account of the named executive of $1,610, $46,500 of consulting fees for services performed prior to employment of the named executive and $26,826 of reimbursed relocation expenses.

OPTION/SAR GRANTS TABLE

     The following table sets forth information concerning individual grants of stock options pursuant to the Company's Non-Qualified Stock Option Plan and 1993 Stock Option Plan during the fiscal year ended October 31, 1996 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. The Company has not granted and does not currently grant stock appreciation rights. The option share and per option share price amounts have been adjusted for stock dividends and a stock split.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                         % OF TOTAL
                                                        OPTIONS/SARS
                                         OPTIONS/        GRANTED TO      EXERCISE
                                           SARS         EMPLOYEES IN      OR BASE
NAME AND PRINCIPAL POSITION            GRANTED(#)(1)    FISCAL YEAR     PRICE($/SH)
------------------------------------  ---------------  -------------   -------------
Laurans A. Mendelson                     40,838             14%           $11.43
Chairman of the Board, President and
Chief Executive Officer

Thomas S. Irwin                           9,075              3%           $11.43
Executive Vice President and
Chief Financial Officer

Eric A. Mendelson                        20,873              7%           $11.43
Vice President; President of HEICO
Aerospace Corporation

Victor H. Mendelson                         999              -            $ 9.08
Vice President and                       20,964              7%           $ 9.14
General Counsel;                         20,873              7%           $11.43
President of HEICO
Aviation Products Corp.

James L. Reum                            12,705              4%           $11.43
Executive Vice President and
Chief Operating Officer of
HEICO Aerospace Corporation

                                                                   POTENTIAL REALIZABLE
                                                                     VALUE AT ASSUMED
                                                                   ANNUAL RATES OF STOCK
                                        MARKET                       APPRECIATION FOR
                                       PRICE ON                       OPTION TERM(2)
                                       DATE OF     EXPIRATION  ------------------------------
NAME AND PRINCIPAL POSITION             GRANT         DATE      0%($)     5%($)      10%($)
------------------------------------  ----------  -----------  -------  ----------  ---------
Laurans A. Mendelson                     $11.43      03/19/06     0     $293,554    $743,924
Chairman of the Board, President and
Chief Executive Officer

Thomas S. Irwin                          $11.43      03/19/06     0      $65,234    $165,315
Executive Vice President and
Chief Financial Officer

Eric A. Mendelson                        $11.43      03/19/06     0     $150,041    $380,223
Vice President; President of HEICO
Aerospace Corporation

Victor H. Mendelson                      $ 9.08      12/14/05     0       $5,705     $14,457
Vice President and                       $ 9.14      12/15/05     0     $120,503    $305,379
General Counsel;                         $11.43      03/19/06     0     $150,041    $380,233
President of HEICO
Aviation Products Corp.

James L. Reum                            $11.43      03/19/06     0      $91,327    $231,440
Executive Vice President and
Chief Operating Officer of
HEICO Aerospace Corporation

----------------

(1) Options were 100% vested at grant; No stock appreciation rights have been granted.

(2) Based upon arbitrary assumptions of 0%, 5%, and 10% annual appreciation of the Company's common stock through the expiration date of the executive's options granted during the last fiscal year.

AGGREGATED OPTION/SAR EXERCISES AND
FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table sets forth information concerning unexercised options to purchase the Company's Common Stock as of October 31, 1996 under the Company's Combined Stock Option Plan, Non-Qualified Stock Option Plan and 1993 Stock Option Plan held by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing price of HEICO Common Stock on the composite tape of the American Stock Exchange on October 31, 1996:

                       AGGREGATED OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                           NUMBER OF          VALUE OF
                                                                                          UNEXERCISED       UNEXERCISED
                                                                                          OPTIONS/SARS      IN-THE-MONEY
                                                                                          AT FY-END(#)      AT FY-END($)
                                                SHARES ACQUIRED                           EXERCISABLE/      EXERCISABLE/
NAME AND PRINCIPAL POSITION                     ON EXERCISE(#)     VALUE REALIZED($)    UNEXERCISABLE(1)   UNEXERCISABLE
---------------------------------------------  -----------------  -------------------  ------------------  -------------
Laurans A. Mendelson                                      0                    0            480,069E         4,719,133E
Chairman of the Board, President
and Chief Executive Officer

Thomas S. Irwin                                      36,330             $139,570            117,335E         1,140,743E
Executive Vice President and
Chief Financial Officer

Eric A. Mendelson                                         0                    0            125,194E         1,113,049E
Vice President; President of HEICO Aerospace
Corporation

Victor H. Mendelson                                       0                    0            125,195E         1,060,578E
Vice President and General Counsel;
President of HEICO Aviation Products Corp.

James L. Reum                                             0                    0             39,883E           301,211E
Executive Vice President and                                                                  5,766U            62,340U
Chief Operating Officer of HEICO Aerospace
Corporation

----------------

E-Denotes exercisable options.
U-Denotes unexercisable options.
(1) Option share amounts have been adjusted for stock dividends and stock splits.

             NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

THE COMMITTEE

     The Nominating and Executive Compensation Committee (the "Committee") of the Board of Directors (the "Board") is composed entirely of members of the Board who were not, during the term prior to service on the Committee or during the period of service on the Committee, granted options under any Company stock option plan. No member of the Committee is a current or former employee or officer of the Company or any of it's affiliates. Decisions concerning compensation of the Company's executive officers generally are made by the Committee and all decisions by the Committee relating to compensation of the Company's executive officers are reviewed by the full Board, except that decisions relating to awards under the Company's 1993 Stock Option Plan are made by the Stock Option Plan Committee (the "SOC").

COMPENSATION PHILOSOPHY

     In general, the Company's primary objectives in establishing executive compensation are: (i) incentivizing management to improve earnings and maximize shareholder value; (ii) ensuring that the interests of shareholders and the Company's management are properly aligned; (iii) long-term growth pursuit by management; (iv) recruitment of top-quality management; (v) stimulation of both entrepreneurial and team objectives by management; and (vi) obtaining and retaining high-quality managers in a competitive compensation market. Because a common stock security is usually priced at a multiple of a company's earnings, the Committee believes that stock-based compensation stimulates managers to maximize the Company's stock price by increasing earnings. THE COMMITTEE BELIEVES THAT THIS PHILOSOPHY LED TO THE COMPANY'S 62% SHARE PRICE INCREASE IN FISCAL 1996, ITS 112% SHARE PRICE INCREASE IN FISCAL 1995 AND THE 267%, 46% AND 88% EARNINGS INCREASES IN FISCAL 1996, 1995 AND 1994, RESPECTIVELY.

     Historically, the Company has refrained from paying large base cash compensation and has paid cash bonuses only upon quantitative earnings improvements. Stock options have allowed the Company to limit its cash compensation risk by granting such options which are not charged to the Company's income and which yield gains for officers only upon the Company's success. The Committee also felt it appropriate to pay one-time extra cash compensation to certain executives to reward their efforts which resulted in the highly successful development and sale of the Company's former MediTek Health Corporation subsidiary.

     Stock option holders do not receive any income or other benefit from their stock options unless all shareholders gain from an increase in the Company's stock price. If management's efforts do not result in a share price increase, management will forego potentially sizeable financial gains, which gains often represent a substantial income expectation for certain officers.

RELATIONSHIP TO PERFORMANCE UNDER COMPENSATION PLANS

     Compensation paid to the Company's executive officers in 1996, as reflected in the foregoing tables, consisted essentially of base salary, cash bonuses, stock options, and Company contributions to the HEICO Savings and Investment Plan (the "Plan"). All employees of the Company and certain subsidiaries are eligible to participate in the Plan, but, under Federal regulations, certain employees of the Company (such employees include all executive officers who received a matching contribution to their Plan accounts) are limited in their participation. Further, all officers listed herein who are eligible to participate in the Plan contributed a portion of their compensation to the Plan in order to receive the maximum of the Company's contribution.

     Executive officers' base salaries are determined through the utilization of comparative industry data and numerous other considerations of individual performance and corporate goals. The following items are among the chief factors considered by the Committee in establishing base salaries for the

Company's executive officers: compensation analysis reports from an independent consulting firm; consultation with executives; known industry standards; local and geographic standards; private negotiation with key executives; alternative employment opportunities available to executives; industry knowledge and experience; complexity and difficulty of responsibilities; and past and expected future contributions to the Company's development.

     The Committee desires to reward management's success in meeting the goals set forth for the Company. Specifically, management had embarked on an ambitious product development program to expand HEICO Aerospace's product offering. Management met or exceeded its new product sales goals during each of the past three years and is currently expected to meet or exceed those goals in 1997. The new product development program is critical to the Company's earnings growth. Because, due in large measure to management's efforts, HEICO Aerospace's income from operations increased significantly in 1996 following a 67% increase in 1995, the Committee feels it is appropriate to reward certain executive officers for such success. Much of the Company's earnings growth resulted from HEICO Aerospace's income gains.

     In 1996, the Company sold its MediTek Health Corporation subsidiary for a substantial gain. MediTek was a 1992 start-up operation which grew rapidly and strongly until it became one of the country's leading and most profitable independent diagnostic imaging companies. Due to its leadership position, HEICO received several offers to purchase MediTek and the Company accepted one such offer following complicated negotiation and deal structuring.

     The Committee believes management created very significant value for HEICO and its shareholders through MediTek and it wished to recognize management's accomplishments. The Committee also wished to provide incentive for management to continue to make superior investment of the Company's resources.

     Although the Committee believes that its compensation policies stimulate long-term growth and attention to short-term considerations, it consistently reviews compensation practices at various intervals and may, depending upon conditions in its businesses and other factors, revise its policies.

CHIEF EXECUTIVE OFFICER

     The Committee evaluates the Chief Executive Officer's compensation annually. The primary standards which the Committee considers with regard to the Chief Executive Officer's compensation are substantially the same as those described with regard to executive officers in general. The Committee wished to reward the Chief Executive Officer with a one-time cash payment for his success in conceiving of MediTek and negotiating its successful sale. Further, the Committee assesses past performance, ability to deliver predicted results and expectation of further contributions to the Company.

     The Committee believes that the Company has prospered under Mr. Mendelson's leadership. Specifically, the Company has expanded its aerospace product line while restructuring its aerospace operations, and successfully entered and sold a new, profitable line of business, which grew substantially since its commencement.

     The Committee desires to continue to induce Mr. Mendelson to devote substantially all of his time and effort to the Company and to forego other potentially lucrative business transactions. In doing so, the Committee has considered Mr. Mendelson's other successful business activities unrelated to the Company.

     Further, the Company's commercial bank has required that the Company retain Mr. Mendelson's services in order to obtain and retain its credit facility. The Company's lender has also required that Mr. Mendelson and his family maintain their present ownership position in the Company in order to retain the credit facility. These requirements were made at the lender's sole request as part of the

Company's loan agreement with the lender. Accordingly, the Board believes that it is essential to ensure Mr. Mendelson's continued management of the Company by providing him with sufficient incentive to remain as the Company's Chief Executive Officer and to induce him to maintain his significant investment in the Company.

     The Committee ascribes to the well established business philosophy that equity ownership by management is essential. Accordingly, because Mr. Mendelson has made a substantial equity commitment to the Company, the Committee finds it necessary and appropriate to consider this factor in establishing Mr. Mendelson's compensation level.

1996 STOCK OPTION GRANTS

     As discussed previously in this report, the Committee believes that stock options are a critical method of aligning shareholder and management interests because such options are likely to cause managers to reap economic reward only if other shareholders gain. Further, in order to compete with other, larger corporations for top-quality acquisitions and management talent, the Board recognizes that it must supply its managers with the opportunity to realize large financial gains upon the successful implementation of their goals and objectives.

     Therefore, the Committee awarded stock options to certain executive officers, as described in the foregoing tables.

     SUBMITTED BY THE NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS: PAUL F. MANIERI, JACOB T. CARWILE, SAMUEL L. HIGGINBOTTOM, AND GUY C. SHAFER.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file initial reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on the review of such reports furnished to the Company, the Company believes that during fiscal 1996, the Company's directors, executive officers and 10% shareholders complied with all
Section 16(a) filing requirements applicable to them except that Messrs. Laurans Mendelson, Thomas Irwin, Eric Mendelson, Victor Mendelson and one former Executive Officer each filed one late report relating to shares of HEICO's Common Stock allocated to each of these executive officers' participant accounts by the HEICO Savings and Investment Plan. The reports were delayed because the information necessary to complete the filings was not provided to the Plan participants until after the Section 16(a) required filing date.

EMPLOYMENT AGREEMENTS

     Thomas S. Irwin and the Company are parties to a key employee termination agreement which provides a lump sum severance payment equal to two years' compensation if his employment is terminated within three years after a change in control of the Company (as defined in the key employee termination agreement).

PERFORMANCE GRAPH

     The SEC requires that the Company include in this Proxy Statement/Prospectus a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the American Stock Exchange Total Value Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. For purposes of this performance comparison, the Company has selected the Dow Jones Aerospace & Defense Group Index, which is comprised of companies which make air transportation vehicles, major weapons, defense equipment or defense radar systems. Last year, the Company also included the Dow Jones Health Care Providers Group Index, which is comprised of companies which are operators of hospitals, nursing and convalescent homes, long-term health care facilities, in-home services and healthcare professionals such as doctors and nurses. The Company eliminated the Health Care Index in fiscal 1996 due to the sale of MediTek Health Corporation, which represented the Company's health care business segment.

                                   [GRAPHIC]

                                                1991        1992          1993        1994          1995        1996
                                              ---------    ---------    ---------    ---------    ---------    --------
HEICO Common Stock ........................    $100.00      $111.95      $125.17      $ 87.29      $185.97      $303.67
American Stock Exchange Value Index  ......    $100.00      $ 98.56      $124.30      $118.40      $134.69      $146.84
Dow Jones Aerospace Group   ...............    $100.00       $93.37      $124.64      $149.50      $228.03      $323.97

      PROPOSAL TO APPROVE THE AMENDMENT OF HEICO'S 1993 STOCK OPTION PLAN

     The HEICO Corporation 1993 Stock Option Plan (the "1993 Stock Option
Plan") was established in 1993, providing the availability of stock options for grant to officers and key personnel of HEICO and its subsidiaries. The principal purpose of the 1993 Stock Option Plan is to continue to attract and retain qualified and competent persons who provide management and other services and upon whose efforts and judgment the success of HEICO and its subsidiaries is largely dependent. Under the 1993 Stock Option Plan, 589,924 shares of Common Stock, after adjustment for stock dividends and splits as set forth below, were reserved for issuance upon exercise of options under the Plan. As of January 31, 1997, 4,257 shares remain available for issuance under this Plan. In addition, 410,724 shares of Common Stock, after adjustment for stock dividends and splits, were reserved for issuance upon exercise of options granted under the Company's Non-Qualified Stock Option Plan (the "NQSO Plan"). As of January 31, 1997, 18,673 shares remain available for issuance under the NQSO Plan.

     The 1993 Stock Option Plan is designed to comply with the SEC Rule 16b-3 exemption from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act. For the full text of the 1993 Stock Option Plan, see Exhibit A to this Proxy Statement/Prospectus.

     The 1993 Stock Option Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and for the issuance of non-qualified stock options (not intended to qualify under Section 422 of the Code). If any option granted under the 1993 Stock Option Plan expires or becomes unexercisable for any reason without having been exercised in full, the unissued shares of HEICO Common Stock which are subject to such option generally become available for further grant under the 1993 Stock Option Plan.

     The 1993 Stock Option Plan is administered by a committee (the "Committee") consisting of three members of the HEICO Board of Directors, each of whom is a non-employee director as defined in Rule 16b-3.

     Subject to the provisions of the 1993 Stock Option Plan, the Committee has the authority, in its discretion, to, among other things: (i) grant options;
(ii) determine the persons to whom, and the times at which options are granted and the number of shares of HEICO Common Stock into which each option is exercisable; (iii) determine the terms and provisions of each option granted; and (iv) interpret the 1993 Stock Option Plan and make all other determinations deemed necessary or advisable for its administration.

     The exercise price of options granted pursuant to the 1993 Stock Option Plan shall be determined by the Committee; PROVIDED, HOWEVER, that in no event shall the option price of any incentive stock option be less than (i) 100% or
(ii) in the case of an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of HEICO, 110% of the fair market value of the shares underlying such option on the date such option is granted.

     The 1993 Stock Option Plan provides that no incentive stock option may be granted to an employee of HEICO or its subsidiaries if, as a result of such grant, the aggregate fair market value (determined at the time the option was granted) of the HEICO Common Stock into which such option is exercisable for the first time by such employee during any calendar year (under all plans of HEICO and its subsidiaries) exceeds $100,000. However, no quantity limitations currently apply to the grant of non-qualified stock options which may be issued under the 1993 Stock Option Plan.

     The term of each option is determined by the Committee but shall never exceed ten years. In the event of an incentive stock option granted to an optionee owning more than 10% of the combined voting power of all classes of stock of HEICO, such options shall have a term not to exceed five years.

     Unless limited by the Committee, the acceptable methods of payment of the exercise price of options under the 1993 Stock Option Plan include cash, check, promissory note, other shares of

HEICO's Common Stock (including shares acquired pursuant to a partial and simultaneous exercise of an option) or any combination thereof. The Committee, in its discretion, may accept other forms of payment. The 1993 Stock Option Plan sets forth additional provisions with respect to the exercise of options by optionees upon the termination of their employment and upon their death.

     Subject to certain limitations, the number of shares of HEICO Common Stock covered by each outstanding option granted under the 1993 Stock Option Plan, the number of shares of HEICO Common Stock which are authorized for issuance but as to which no options have been granted (or which have been returned to the 1993 Stock Option Plan upon cancellation or expiration of any option) and the exercise price per share of outstanding options, are proportionately adjusted for any increase or decrease in number of issued shares of HEICO Common Stock resulting from a stock split or stock dividend. Subject to certain limitations, in the event of a proposed dissolution, liquidation, merger of sale of all or substantially all of the assets of HEICO in which HEICO does not survive, outstanding options shall become immediately fully exercisable. Additionally, outstanding options shall generally become immediately fully exercisable upon a change of control of HEICO. The Committee or Board of Directors may accelerate the exercise of such options in such a case to a date which is prior to such transaction.

     Subject to certain limitations set forth in the 1993 Stock Option Plan, the Committee may amend the 1993 Stock Option Plan as it deems advisable, PROVIDED, HOWEVER, that the approval of the holders of a majority of the outstanding HEICO Common Stock is necessary to amend the 1993 Stock Option Plan to increase the number of shares of HEICO Common Stock subject to the 1993 Stock Option Plan, to change the eligibility requirements to participate in the 1993 Stock Option Plan or to materially increase the benefits accruing to participants under the 1993 Stock Option Plan.

     FEDERAL INCOME TAX CONSEQUENCES: INCENTIVE STOCK OPTIONS. Certain options granted under the 1993 Stock Option Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code. An employee to whom an incentive stock option is granted pursuant to the 1993 Stock Option Plan generally will not recognize any compensation income, and HEICO will not realize any compensation deduction, at the time the incentive stock option is granted or at the time the incentive stock option is exercised. In the year of exercise, however, the amount by which the fair market value of the HEICO Common Stock exceeds the option price will be included in the employee's alternative minimum taxable income. Special alternative minimum tax rules apply if the employee does not meet the "ISO holding period requirements" discussed below.

     In order to obtain incentive stock option treatment for federal income tax purposes upon the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock received upon exercise of the option, the sale (or other disposition) must not occur within two years from the date of the granting of the option nor within one year after the issuance of such shares upon exercise of the option (the "ISO holding period requirements"). If the ISO holding period requirements are satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock received upon the exercise of such an option, the optionee generally will realize income equal to the difference, if any, between the proceeds realized from the sale (or other disposition) and the amount paid as the exercise price of the option. On the other hand, if the ISO holding period requirements are not satisfied on the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock received upon the exercise of such option, the optionee generally will realize income taxable as compensation (and HEICO will realize a compensation deduction) in an amount equal to the lesser of (a) the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the option or (b) the difference, if any, between the proceeds realized from the sale or other disposition and the amount paid as the exercise price of such option. Any additional gain realized on such sale or disposition (in addition to the compensation income referred to above) would give rise to taxable income.

     The tax basis of the shares of HEICO Common Stock received by the optionee upon exercise will be equal to the amount paid as the exercise price (plus the amount, if any, includable in his or her gross income as compensation income, as referred to in the immediately preceding paragraph). The holding period for such shares will commence on the date of exercise.

     FEDERAL INCOME TAX CONSEQUENCES: NON-QUALIFIED OPTIONS. Certain options granted under the 1993 Stock Option Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. An individual to whom a non-qualified option is granted pursuant to the 1993 Stock Option Plan generally will not recognize any compensation income, and HEICO will not realize any compensation deduction, at the time the non-qualified option is granted. In the year of exercise, however, the optionee generally will realize income taxable as compensation (and HEICO will realize a compensation deduction) in an amount equal to the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the non-qualified option.

     The tax basis of the shares of HEICO Common Stock received by the optionee upon exercise of a non-qualified option will be equal to the amount paid as the exercise price plus the amount, if any, includable in his or her gross income as compensation income. The holding period for such shares will commence on the date of exercise. On the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock received upon the exercise of a non-qualified option, any gain realized on such sale or disposition would give rise to taxable income.

OPTIONS GRANTED UNDER THE PLAN

     As of January 31, 1997, options to purchase 1,564,737 shares of Common Stock were outstanding at an average exercise price of $7.59 per share under all stock option plans including options to purchase 556,855 shares of Common Stock at an average exercise price of $8.80 per share under the 1993 Stock Option Plan. Of the total options outstanding, options to purchase 329,433 shares were granted prior to 1990. As of January 31, 1997, 22,930 shares of Common Stock remained eligible for grant under all stock option plans represented by 4,257 shares reserved under the 1993 Stock Option Plan and 18,673 shares reserved under the Company's NQSO Plan. The last reported sales price of the Common
Stock on the American Stock Exchange composite tape as of January 31, 1997 was $22.50.

     The table below indicates, as of January 31, 1997, the aggregate number of options granted under all stock option plans since their inception to the persons and groups indicated, and the number of outstanding options held by such persons and groups as of such date.

                                                                           OPTIONS          OPTIONS
NAME OF INDIVIDUAL OR GROUP    POSITION WITH HEICO                      GRANTED(1)(2)   OUTSTANDING(1)
----------------------------  ---------------------------------------  ------------     ---------------
Laurans A. Mendelson           Chairman of the Board, President and        480,069             480,069
                               Chief Executive Officer

Thomas S. Irwin                Executive Vice President and Chief          170,164             118,280
                               Financial Officer

Eric A. Mendelson(3)           Director and Vice President of HEICO        158,194             158,194
                               Corporation; President of HEICO
                               Aerospace Corporation

Victor H. Mendelson(3)         Vice President and General Counsel of       158,195             158,195
                               HEICO Corporation; President of
                               HEICO Aviation Products Corp.

James L. Reum                  Executive Vice President and Chief           62,149              62,149
                               Operating Officer of HEICO
                               Aerospace Corporation

Jacob T. Carwile               Director                                     82,358(4)           82,358
Paul F. Manieri                Director                                     82,358(4)           82,358
Alan Schriesheim               Director                                     82,358(4)           74,121

                                                               OPTIONS
NAME OF INDIVIDUAL OR GROUP          POSITION WITH HEICO    GRANTED(1)(2)    OUTSTANDING(1)
----------------------------------  ---------------------  ---------------  ---------------
All current executive officers                                1,028,771           977,887

All current directors                                           247,074           238,837
 who are not executive officers

All current employees, other than                               263,486           230,537
 executive officers

----------------
No other persons have received 5% or more of the total options granted.
(1) After adjustment for stock dividends and stock splits.
(2) Excludes options canceled subsequent to grant.
(3) Eric A. Mendelson and Victor H. Mendelson are sons of Laurans A. Mendelson.
(4) Options were granted to named Director prior to 1990.

AMENDMENTS TO THE PLAN

     On December 13, 1996, the Board of Directors unanimously approved, subject to the approval of HEICO's shareholders, an amendment to the 1993 Stock Option Plan to increase the number of shares issuable pursuant to the Plan by 265,076 shares to 855,000 shares and limit the number of stock options which may be granted to any individual employee in any given year. As noted above, only 4,257 shares currently remain eligible for grant under this Plan. A copy of the entire text of HEICO's 1993 Stock Option Plan marked to indicate these changes is attached to this Proxy Statement as Exhibit A. The foregoing summary of the 1993 Stock Option Plan and principal provisions of the proposed amendment is qualified in its entirety by reference to the attached full text of the proposed revised 1993 Stock Option Plan.

     The purpose of increasing the number of shares available for issuance under the 1993 Stock Option Plan is to ensure that HEICO will continue to be able to grant options as incentives to those individuals upon whose efforts the Company relies for the continued success, development and growth of its business. The purpose of limiting the number of options which may be granted to any individual employee in any given year is to comply with the requirements for deductibility under the Internal Revenue Code.

     The Internal Revenue Service (the "IRS") recently issued regulations with respect to new Internal Revenue Code Section 162(m), which generally places a $1 million per person limitation on the deduction a publicly held corporation may take for compensation paid to its Chief Executive Officer and each of the four other most highly compensated executive officers (a "Covered
Officer"). The regulations, among other things, set forth the requirements that must be satisfied for compensation to be treated as "performance-based" and therefore outside the limitation. Under the regulations, compensation attributable to a stock option will generally be deemed to satisfy the applicable performance based requirements if: (i) the grant is made by a compensation committee comprised solely of two or more "outside directors", (ii) the plan under which the grant is made includes a per-employee limit on the number of shares with respect to which options may be granted during a specified period, and (iii) the amount of compensation the employee could receive pursuant to the terms of the option is based solely on an increase in the value of the stock after the date of the grant (i.e., the exercise price is equal to or exceeds the fair market value of the underlying stock as of the date of the grant). An "outside director" is a director who (i) is not a current employee, (ii) is not a former employee who receives compensation for prior services during the taxable year, (iii) has not been an officer of HEICO and (iv) does not receive remuneration, either directly or indirectly, in any capacity other than as a director.

     The 1993 Stock Option Plan, as currently in effect, provides no limitation on the number of non-qualified stock options which may be issued to an employee. The proposed amendment would limit the number of stock options which may be granted to any individual employee in any given year to options covering not more than 100,000 shares of HEICO's Common Stock. By adopting these revisions, the Board believes that options granted under the 1993 Stock Option Plan should satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the 1993 Stock Option Plan has provided significant value to HEICO by facilitating the attraction and retention of outstanding personnel for management and other positions with the Company. Industry surveys and the Company's experience within the aerospace industry show stock options are widely used in attracting, retaining and motivating key personnel. Further, the Board of Directors believes that stock options align the interest of shareholders and the Company's management because such stock options are typically granted at no less than the fair market value of the HEICO Common Stock at the date of grant and therefore the holders do not receive any income or other benefit from their options unless all shareholders gain from an increase in the Company's stock price. The Board of Directors believes that it continues to be in the best interest of the Company to be able to grant options as incentives to those individuals upon whose efforts HEICO relies for the continued success and development of its business. Additionally, loss of the federal income tax deduction for any compensation in excess of $1 million paid to any of the Covered Officers, attributable to stock options, would result in a higher income tax liability for HEICO and a resulting decrease in after-tax earnings.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSAL TO AMEND THE PLAN.

                             SELECTION OF AUDITORS

     The Board of Directors has not yet selected an independent public accounting firm to serve as the Company's auditors for fiscal 1997. The Board is expected to decide on this matter shortly after the 1996 annual meeting.

     Representatives of Deloitte & Touche LLP, the Company's auditors since fiscal 1990, are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to answer questions that may be asked by shareholders.

                           PROPOSALS OF SHAREHOLDERS

     If any shareholder of the Company wishes to present a proposal for action at the Company's annual meeting of shareholders presently scheduled for March 17, 1998, notice of such presentation must be received by the Company at its principal executive office, 3000 Taft Street, Hollywood, Florida 33021, on or before October 17, 1997.

                           GENERAL AND OTHER MATTERS

     Neither HEICO Corporation nor the members of its Board of Directors intend to bring before the meeting any matters other than those referred to in the accompanying Notice of Meeting. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the meeting, the persons whose names appear in the enclosed form of proxy intend to vote the proxy in accordance with their judgment.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                            LAURANS A. MENDELSON
                                                CHAIRMAN OF THE BOARD, PRESIDENT
                                                     AND CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT A

        MARKED TO INDICATE CHANGES IF THE PROPOSED AMENDMENT IS ADOPTED

                               HEICO CORPORATION

                             1993 STOCK OPTION PLAN

     1. PURPOSE. The purpose of this Plan is to advance the interests of HEICO Corporation, a Florida corporation (the "Company"), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide management and other services and upon whose efforts and judgement the success of the Company and Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

   2. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:

    (a) "Board" shall mean the Board of Directors of the Company.

    (b) "Committee" shall mean the stock option committee appointed by the Board pursuant to Section 12 hereof, or if not appointed, the Board.

    (c) "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

    (d) "Director" shall mean a member of the Board.

    (e) "Disinterested Person" shall mean a Director who, during one year prior to the time he serves on the Committee and during such service, has not received Shares, options for Shares or any rights with respect to Shares under this Plan or any other employee and/or Director benefit plan of the Company or any of its affiliates except pursuant to an election to receive annual director's fees in securities of the Company.

    (f) "Employee" and "employment" shall, except where the context otherwise requires, mean or refer to a Director and his Directorship as well as to a regular employee and his employment.

    (g) "Fair Market Value" of a Share on any date of reference shall mean the Closing Price of the Common Stock on such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the Closing Price of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, or (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing bid and asked quotations for Common Stock as reported by the National Quotation Bureau, Incorporated, if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least 5 of the 10 preceding business days.

    (h) "Grantee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of death of such person or transfer of such option as may be allowed under this Plan.

    (i) "Incentive Stock Option" means an option to purchase Shares of Common Stock which is intended to qualify as an incentive stock option as defined in
Section 422 of the Internal Revenue Code.

    (j) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (k) "Key Employee" means any person, including officers and Directors, in the regular full-time employment of the Company or any Subsidiary who, in the opinion of the Committee, is or is expected to be responsible for the management, growth or protection of some part or all of the business of the Company or a Subsidiary.

    (l) "Non-qualified Stock Option" means an option to purchase Shares of Common Stock which is not intended to qualify as an Incentive Stock Option.

    (m) "Option" (when capitalized) shall mean any option granted under this Plan.

    (n) "Plan" shall mean this 1993 Stock Option Plan for HEICO Corporation.

    (o) "Share(s)" shall mean a share or shares of the Common Stock.

    (p) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations, beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing ten (10) percent or more of any class of any equity security in one of the other corporations in such chain and has the right to direct the management of the other corporation.

    3. SHARES AND OPTIONS. The Company may grant to Grantees from time to time Options to purchase an aggregate of up to 855,000 Shares from Shares held in the Company's treasury or from authorized and unissued Shares. Of this amount, all or any may be optioned as Incentive Stock Options, as Non-qualified Stock Options, or any combination thereof. If any Option granted under this Plan shall terminate, expire, or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

   4.  CONDITIONS FOR GRANT OF OPTIONS.

       (a) Each Option shall be evidenced by an Option Agreement, which Option Agreement may be altered consistent with this Plan and with the approval of both the Committee and the Grantee, that may contain terms deemed necessary or desirable by the Committee, including, but not limited to, a requirement that the Grantee agree that, for a specified period after termination of his employment, he will not enter into any employment with, or participate directly or indirectly in, any entity which is directly or indirectly competitive with the Company or any of its Subsidiaries, provided such terms are not inconsistent with this Plan or any applicable law. Grantees shall be selected by the Committee in its discretion and shall be employees and Directors who are not employees; provided, however, that Directors who are not employees shall not be eligible to receive Incentive Stock Options. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

      (b) In granting Options, the Committee shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation,
(i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Grantee for a specified period of time, provided that such terms and conditions are not more favorable to the Grantee than those expressly permitted herein.

      (c) The Options granted to Grantees under this Plan shall be in addition to regular salaries, Director's fees, pension, life insurance or other benefits related to their employment or Directorships with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or Directorship or continuation of employment or Directorship by the Company or any of its Subsidiaries.

      (d) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

      (e) DURING EACH FISCAL YEAR OF THE COMPANY, NO EMPLOYEE MAY BE GRANTED OPTION(S) TO PURCHASE MORE THAN 100,000 SHARES.

      (f) No employee may be granted any Incentive Stock Option pursuant to this plan to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options granted to the employee under the terms of this Plan or its predecessor after December 31, 1986 are exercisable for the first time by the employee during any calendar year exceeds $100,000.

      (g) Option agreements with respect to Incentive Stock Options shall contain such terms and conditions as may be required under Section 422 of the Internal Revenue Code, as such section may be amended from time to time.

     5. OPTION PRICE. The option price per share of any Option shall be the price determined by the Committee; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than (i) 100% or
(ii) in the case of an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, 110%, of the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

     6. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Grantee's payment to the Company of the amount, if any, that is necessary to withhold in accordance with applicable Federal or State tax withholding requirements. Unless further limited by the Committee in any Option Agreement, the option price of any Shares shall be paid in cash, by certified check or official bank check, by money order, by the Grantee's promissory note, with Shares (including Shares acquired pursuant to a partial and simultaneous exercise of the Option) or by a combination of the above; provided further, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the business day immediately preceding the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to a Grantee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Grantee attributable to such exercise. If the exercise price is paid in whole or in part with the Grantee's promissory note, such note shall, unless specified by the Committee at the time of grant or any time thereafter, (w) provide for full recourse to the maker, (x) be collateralized by the pledge of the Shares that the Grantee purchases upon exercise of the Option, (y) bear interest at the prime rate of the Company's principal lender and (z) contain such other terms as the Committee in its sole discretion shall reasonably require. No Grantee or permitted transferee(s) thereof shall be deemed to be a holder of any Shares subject to an Option unless and until exercise has been completed pursuant to clauses (i-iii) above. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of exercise, except as expressly provided in Section 9 hereof.

     7. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in the corresponding Option agreement, except as otherwise provided in this
Section 7.

      (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Incentive Stock Option be exercisable after the expiration of (i) ten (10) years from the date of grant of the Option or (ii) in the case of an individual who owns stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company, five years from the date of the grant of the Option.

      (b) Except to the extent otherwise provided in any Option agreement, each outstanding Option shall become immediately fully exercisable

     (i) if any "person" (as such term is used in Sections 13(d) and 14(d)
   (2) of the Securities Exchange Act of 1934), except the Mendelson Reporting Group, as that group is defined in an Amendment to a Schedule 13D filed on February 26, 1992 or any subsequent amendment to the aforementioned 13D, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Corporation's then outstanding securities;

     (ii) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the Board in existence immediately preceding the two year period shall have nominated the new Directors whose Directorships have create the altered Board composition; or

     (iii) if the stockholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned) provided, however, that a merger or reorganization pursuant to which the Company merges with a Subsidiary which is owned principally by the Company's pre-merger or reorganization shareholders and which becomes publicly traded within five (5) business days thereafter shall not trigger immediate exercisability under this Section 7; or

     (iv) if the stockholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company (unless such approved plan is subsequently abandoned).

      (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised.

   8. TERMINATION OF OPTION PERIOD.

      (a) The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

     (i) one week after the date on which the Grantee's employment is terminated for any reason other than by reason of (A) cause (which, for purposes of this Plan, shall mean the termination of the Grantee's employment by reason of the Grantee's willful misconduct or gross negligence), (B) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (C) death; provided, however, that the one week period may be extended by the Committee to up to three (3) months with respect to Incentive Stock Options and up to thirty six (36) months in the case of Non-qualified Stock Options;

     (ii) immediately upon termination of the Grantee's employment for cause, provided, however, that the Committee may extend the period to up to three
   (3) months with respect to Incentive Stock Options and up to thirty six (36) months in the case of Non-qualified Stock Options;

     (iii) six months after the date on which the Grantee's employment is terminated by reason of mental or physical disability as determined by a medical doctor satisfactory to the Committee, provided, however, that the Committee may extend the period to up to thirty six (36) months in respect to Non-qualified Stock Options;

     (iv) (A) twelve months after the date of termination of the Grantee's employment by reason of death of the Grantee, or (B) three months after the date on which the Grantee shall die if such death shall occur during the six
   (6) month period specified in Subsection 8(a)(iii) hereof, provided, however, that the Committee may extend the period to up to thirty six (36) months in respect to Non-qualified Stock Options.

      (b) The Committee in its sole discretion may by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 7(b)(iii) or
(iv) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after stockholder approval of such corporate transaction.

   9. ADJUSTMENT OF SHARES.

      (a) If, at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

     (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan (INCLUDING, BUT NOT LIMITED TO, SHARES PERMITTED TO BE GRANTED TO ANY ONE INDIVIDUAL EMPLOYEE), so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

     (ii) appropriate adjustment shall be made in the number of Shares and the option price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate option price.

      (b) Subject to the specific terms of any Option agreement, the Committee may change the terms of Options outstanding under this Plan with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsections 7(b)(iii) or (iv) hereof.

      (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or option price of Shares then subject to outstanding Options granted under this Plan.

      (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issuance by the Company of debt securities or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     10. TRANSFERABILITY OF OPTIONS. Each Option agreement shall provide that the Option shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution or, in the case of Non-qualified Stock Options, pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that the Committee may waive the foregoing transferability restriction with respect to Non-qualified Stock Options on a case-by-case basis.

     11. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such arrangement or undertakings, if any, as the Committee may deem necessary or advisable to ensure compliance with any applicable federal or state securities law or regulation, including, but not limited to, the following:

     (i) a representation and warranty by the Grantee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

     (ii) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

   12.  ADMINISTRATION OF THE PLAN.

      (a) The Plan shall be administered by a stock option committee (herein called the "Committee") consisting of not less than two (2) Directors, all of whom shall be Disinterested Persons; provided, however, that if no Committee is appointed, the Board may administer the Plan provided that all members of the Board at the time are Disinterested Persons. The Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment of the Board.

      (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes f the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

      (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or
(ii) without a meeting by the unanimous written approval of the members of the Committee.

   13. INTERPRETATION.

      (a) If any provision of the Plan should be held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

    (b) This Plan shall be governed by the laws of the State of Florida.

      (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

      (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

     14. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Committee may from time to time amend the Plan or any Option consistent with the Plan; provided, however, that (except to the extent provided in Section 9) no such amendment may, without approval by the stockholders of the Company, (a) increase the number of Shares reserved for Options, (b) change the requirements for eligibility to receive Options, or (c) materially increase the benefits accruing to the participants under the Plan; and provided, further, that (except to the extent provided in Section 8) no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Grantee without the consent of such Grantee.

     15. EFFECTIVE DATE AND TERMINATION DATE. The effective date of this Plan shall be March 17, 1993 provided that the Plan is approved by the Company's Stockholder(s), and the Plan shall terminate on the tenth (10th) anniversary of the effective date. After such termination date, no Options may be granted hereunder; provided, however, that Options outstanding at such date may be exercised pursuant to their terms.

Dated as of the 18th
day of March, 1997.

                                        HEICO CORPORATION



                                        By: /s/ LAURANS A. MENDELSON
                                            ---------------------------------
                                            Laurans A. Mendelson
                                            Chairman, President and
                                            Chief Executive Officer

                                HEICO CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 18, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at The Wyndham Hotel - Fort Lauderdale Airport, 1825 Griffin Road, Dania, Florida at 10:00 a.m. on March 18, 1997 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.



   1.   ELECTION OF DIRECTORS

        NOMINEES:     Jacob T. Carwile, Samuel L. Higginbottom, Paul F. Manieri, Laurans A. Mendelson,
                      Eric A. Mendelson, Victor H. Mendelson, Albert Morrison, Jr., Dr. Alan Schriesheim,
                      Guy C. Shafer

                        FOR all nominees listed        WITHHOLD AUTHORITY
                         [ ]                           to vote for all nominees listed above [ ]

        INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME
                            ON THE SPACE PROVIDED BELOW:

_________________________________________________________________________________________________________

   2.   PROPOSAL TO APPROVE AN AMENDMENT TO THE 1993 STOCK OPTION PLAN to increase the number of shares issuable pursuant to the Plan and limit the number of stock options which may be granted to any individual employee in any given year.

                   FOR                     AGAINST                  ABSTAIN
                   [ ]                      [  ]                      [ ]

                     (CONTINUED AND TO BE SIGNED ON REVERSE)



                                  (CONTINUED FROM OTHER SIDE)

   3.   In their discretion, upon such other matters which may properly come before the meeting or any adjournments.

THIS PROXY WILL BE VOTED AS DIRECTED BUT WHERE NO DIRECTION IS GIVEN IT WILL BE
VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR THE PROPOSAL TO AMEND THE 1993
STOCK OPTION PLAN AS DESCRIBED IN THE NOTICE OF MEETING AND PROXY STATEMENT.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT
YOUR SHARES CAN BE VOTED AT THE MEETING.

                                                Dated:_________________________, 1997

                                                _____________________________________
                                                         Signature of Shareholder

                                                _____________________________________
                                                         Signature of Shareholder

                                                 (Please sign exactly as name
                                                 appears hereon. If Executor,
                                                 Trustee, etc., give full title.
                                                 If stock is held in the name of
                                                 more than one person, each
                                                 should sign.)
